Exhibit 10.21

FIRST AMENDMENT TO LEASE OF IMPROVED PROPERTY

THIS FIRST AMENDMENT TO LEASE OF IMPROVED PROPERTY (this “Amendment”) is made as of December 15th, 2020, by and between BAKER-PROPERTIES LIMITED PARTNERSHIP, a Connecticut limited partnership, having an address at One West Red Oak Lane, White Plains, New York 10604 (“Landlord”), and COMPOSECURE, L.L.C., a Delaware limited liability company, with an address at 500 Memorial Drive, Franklin, New Jersey 08873 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into to that certain Lease of Improved Property dated as of December 1, 2011 (the “Lease”), for 45,526 rentable square feet of space (the “Demised Premises”) on the first (1st) floor of the building located at 500 Memorial Drive, Franklin, New Jersey 08873 (the “Lease”);

WHEREAS Landlord and Tenant each wish to amend the Lease as of the date hereof in accordance with, and subject to, the provisions of this Amendment.

NOW, THEREFORE, in consideration of the sum of Ten and no/100 ($10.00) Dollars and other good and valuable consideration exchanged by Landlord and Tenant, the receipt and sufficiency of which are hereby expressly acknowledged, it is agreed as of the date hereof:

1.       Definitions. For the purpose of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.

2.       Term. The Term of the Lease is hereby extended to March 31, 2027. For all purposes of the Lease, the term “Expiration Date” and/or “Termination Date” shall mean March 31, 2027 or such earlier date at the Lease may be terminated in accordance with its terms. Tenant acknowledges that, in connection with the extension of the Term, neither Landlord nor any employee, agent or representative of Landlord has made any express or implied representations or warranties with respect to the physical condition of the Complex, the Building or the Demised Premises, the fitness or quality thereof or any other matter or thing whatsoever with respect to the Complex, the Building or the Demised Premises or any portion thereof, and that Tenant is not relying upon any such representation or warranty in entering into this Amendment. Tenant has inspected the Complex, the Building and the Demised Premises and is thoroughly acquainted with their respective conditions and agrees to take the same “AS IS”. Landlord shall have no obligation to complete any work to the Complex, the Building or the Demised Premises in connection with this Amendment and/or the extension of the Term.

3.       Basic Rent. Section 15 of the Basic Lease Information is hereby revised to include the following, which, notwithstanding anything to the contrary contained in the Lease, shall govern Tenant’s obligation to pay Basic Rent from and after April 1, 2022:

“(15) Basic Rent:

	Annual Rent	Annual Basic	Monthly Basic
Period or Months of Term	(p.s.f)	Rent	Rent
April 1, 2022 – March 31, 2023	$7.50	$341,445.00	$28,453.75
April 1, 2023 – March 31, 2024	$7.75	$352,827.00	$29,402.21
April 1, 2024 – March 31, 2025	$8.00	$364,208.00	$30,350.67
April 1, 2025 – March 31, 2026	$8.25	$375,590.00	$31,299.13
April 1, 2026 – March 31, 2027	$8.50	$386,971.00	$32,247.58	”

4.       Right of First Offer. The third sentence of the second paragraph of Section 29 of the Lease is hereby deleted and replaced with the following: “The Term for the Expansion Space shall be co-terminus with the Lease provided that, (i) if there are less than five (5) years remaining in the Term, Tenant shall have no right to exercise its right to lease the Expansion Space pursuant to this Section 29 unless Tenant simultaneously exercises its renewal option in accordance with Section 11 of the Basic Lease Provisions and Exhibit D of this Lease, and (ii) Tenant shall have no right to exercise its right to lease the Expansion Space pursuant to this Section 29 if there is less than three (3) years remaining in the Term, and Tenant no longer has any right to its renewal option pursuant to Section 11 of the Basic Lease Provisions and Exhibit D of this Lease.” Notwithstanding anything to the contrary contained on Exhibit D of the Lease, Landlord hereby agrees that the provisions set forth on Exhibit D of the Lease requiring Tenant to exercise its renewal option no more than fifteen (15) months prior to the expiration of the Term shall not apply to Tenant’s exercise of its renewal option in connection with its simultaneous exercise of its option for the Expansion Space in accordance with Section 29 of the Lease.

5.       Renewal Option. Landlord and Tenant hereby acknowledge that, except as modified by the last sentence of Paragraph 4 of this Amendment, Tenant’s renewal option pursuant to Section 11 of the Basic Lease Provisions and Exhibit D of this Lease remains in full force and effect.

6.       Flood Zone Disclosure. Pursuant to N.J.S.A. 46:8-50, Landlord is required to inform Tenant if the Demised Premises and/or the Property is located in, or if in the future the Demised Premises and/or the Property is determined to be located in, a flood zone or area. To Landlord’s knowledge as of the date hereof, a portion of the Complex is located in a flood zone or area.

7.       Waivers, Modifications or Rescissions. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be waived, modified or rescinded in any respect other than by a writing signed by the party to be charged with such waiver, modification or rescission.

8.       Ratification of the Lease. Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of a conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.

9.       Brokers. Tenant represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Amendment other than Cushman & Wakefield of New Jersey, Inc. Tenant shall indemnify and hold harmless Landlord from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this Amendment.

10.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.     Binding Effect. This Amendment shall become binding and effective only upon execution and delivery of this Amendment by Landlord and Tenant to the other.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the date and year first above written.

Landlord:
BAKER-PROPERTIES LIMITED PARTNERSHIP, a Connecticut limited partnership

By:	Baker Companies, Inc., its general partner

By:	/s/ Philip King
Name: Philip King
Title: President

Tenant:
COMPOSECURE, L.L.C., a Delaware limited liability company

By:	/s/ Timothy W. Fitzsimmons
Name: Timothy W. Fitzsimmons
Title: Chief Financial Officer

4